SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ENTERPRISE FINANCIAL SERVICES CORP

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ENTERPRISE FINANCIAL SERVICES CORP

150 N. MERAMEC
CLAYTON, MISSOURI 63105

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Enterprise Financial Services Corp (the “Company”) will be held at The Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri 63141, on Wednesday, April 18, 2007, at 4:00 p.m.Central Standard time, for the following purposes:

1.	To elect 11 directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and have qualified.

2.	To ratify and approve KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

3.	To amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.

4.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on February 21, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting.  You have three options for voting your shares:

1.	complete and return the proxy card sent to you,
2.	vote via the Internet, or
3.	vote via the telephone.

For Internet or telephone voting, instructions are printed on the proxy card sent to you.  You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Karen K. Sher, Secretary
Clayton, Missouri
March 15, 2007

ENTERPRISE FINANCIAL SERVICES CORP

150 N. MERAMEC
CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors of Enterprise Financial Services Corp (the “Company”), in connection with the solicitation of proxies to be voted at the 2007 Annual Meeting of Shareholders or any adjournment or postponement thereof.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2007 Annual Report were first mailed to shareholders on or about March 15, 2007.

What may I vote on?

1.	Election of 11 directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and have qualified;
2.	Ratification and approval of KPMG LLP as independent registered public accounting firm for fiscal 2007;
3.	Approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL ITEMS, 1 – 3.

Who can vote at the meeting? The Board of Directors has set February 21, 2007 as the record date for the Annual Meeting. All shareholders who owned common stock of the Company at the close of business on the record date may attend and vote at the Annual Meeting. On the Record Date, there were 11,769,854 shares of common stock outstanding. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares?
Shareholders of record may vote their shares by mail, by telephone or on the Internet.  Instructions about these ways to vote appear on your proxy card.  If you vote by telephone or on the Internet, please have your proxy card available.

Can I change my vote? Yes. If you are the shareholder of record, you may revoke your proxy at any time before the Annual Meeting by:

•	entering a new vote by Internet or telephone;
•	returning a later-dated proxy card;
•	sending written notice of revocation to the Secretary of the Company; or
•	attending the Annual Meeting and voting by ballot.

How many votes must be present to hold the Annual Meeting? The presence in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote constitutes a quorum at the Meeting for the election of directors and for other proposals.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

How many votes are needed to approve the proposals?  Each holder of Common Stock is entitled to one vote for each share of Common Stock held with respect to each matter to be voted upon; provided, however, that cumulative voting shall be available for the election of directors. Under cumulative voting, each shareholder is entitled to cast a number of votes equal to the number of shares held by such shareholder multiplied by the total number of directors to be elected.  These votes may be divided among all nominees equally or may be voted for one or more of the nominees, either in equal or unequal amounts, as the shareholder may elect. A plurality of votes cast at the Annual Meeting is required for the election of each director.

Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock requires the affirmative vote of a majority of the Company’s outstanding shares.

Ratification of the selection of independent registered public accounting firm and approval of any other proposal that may be brought before the meeting each requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the matter.

An abstention from voting on a matter by a shareholder present in person or by proxy will have no effect on the election of directors but will have the same legal effect as a vote against any other proposal. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as present and entitled to vote on the proposal.

All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting which are not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees, FOR the ratification of the recommended independent registered public accounting firm; and FOR an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock.

Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities.  The Company has engaged Automatic Data Processing, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies.  The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of common stock as of the record date.

The date of this Proxy Statement is March 15, 2007.

ELECTION OF DIRECTORS – (Proposal No. 1)

The Board of Directors, upon recommendations of its Nominating and Governance Committee, has nominated for election the 11 persons named below.  As previously announced, Director Masinton has decided not to stand for reelection. The Nominating and Corporate Governance Committee has decided not to fill his seat on the Board with the result that the Board will consist of 11 directors after the Annual Meeting.  It is intended that proxies solicited will be voted for such nominees. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

The following biographical information is furnished with respect to each member of the Board of Directors of the Company, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank”).

There are no family relationships between or among any directors or executive officers of the Company. Except as noted below, none of the Company’s directors or executive officers serves as a director of (1) any company that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (2) any investment company registered under the Investment Company Act of 1940.

Name	Principal Occupation and Five Year Business Experience	Age	Director Since

James J. Murphy, Jr.	President and Chief Executive Officer, Murphy Company (mechanical specialty contracting firm) since 1979. Lead Director of the Company since November 2005.	63	2002

Kevin C. Eichner	President and Chief Executive Officer of the Company since July2002; Chairman, Enterprise Trust division since 2004; Vice Chairman of the Company since 1995; Chief Executive Officer, GenAmerica Financial Corporation (financial services) 2000-2002.	56	1995

Peter F. Benoist	Executive Vice President and Chairman and Chief Executive Officer of the Bank since 2002, and Chairman of the Company’s Board since November 2005; Executive Director, St. Louis Regional Housing and Community Development Alliance 1999-2002.	59	2002

Paul R. Cahn	President, Elan Polo Imports, Inc. (importer of women’s and children’s casual shoes) since 1976.	81	1996

William H. Downey	President & Chief Operating Officer, Great Plains Energy Inc. (electric utilities) since 2003; Director, Great Plains Energy Inc. (NYSE: GXP) since 2003; President and Chief Executive Officer, Kansas City Power & Light Company since 2000; Executive Vice President, Great Plains Energy, Inc. 2002-2003; Director, Grubb & Ellis Realty Advisors since 2005.	62	2002

Robert E. Guest, Jr.	Partner, Doster Mickes James Ullom Benson & Guest, LLC (law firm) since 2005; Partner, Benson & Guest LLP (law firm) from1986 - 2005.	52	2002

Lewis A. Levey	Chairman & CEO, Enhanced Value Strategies, Inc. (real estate consultant) since 1997. Trust Manager (Director) and member of Audit Committee, Camden Property Trust (a REIT focused on multi-family residential housing) (NYSE: CPT) since 1997.	64	2005

Birch M. Mullins	President, Lindbergh Warson Properties (real estate investments) since 1988.	63	1996

Robert E. Saur	Chairman and President, Conrad Properties (developer of commercial and residential real estate properties) since 1975.	63	1995

Name	Principal Occupation and Five Year Business Experience	Age	Director Since

Sandra A. Van Trease	Senior Executive Officer and Group President, BJC HealthCare (not-for-profit operator of hospitals) since 2004; President and Chief Executive Officer, UNICARE (an operating unit of Well Point Inc., a health insurance company) 2002-2004; President, Chief Financial Officer and Chief Operating Officer of RightChoice (health insurance company) 2000-2002.	46	2005

	Director and member of Audit Committee for Peabody Energy (NYSE: BTU) since 2002.

Henry D. Warshaw	President, Virtual Realty Enterprises (real estate investments) since 1998.	53	1996

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
INDIVIDUALS LISTED FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE MEETINGS

All Committee members are appointed by the Board.  In addition, the Board has established membership standards for each committee which require that a certain number of committee members must be “independent directors”, as that term is defined in Rule 4200 (a)(15) of the NASDAQ rules.

The Board met 10 times in 2006.  All directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2006.  The Company’s Board of Directors periodically held executive sessions of the members of the Board who meet the then current standards of independence.  Executive sessions of the Board were presided over by the Lead Director.  In 2007, the Board is scheduled to meet seven times, with an optional eighth meeting.

Executive Committee

The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board of Directors in the management of the business and affairs of the Company when the full Board of Directors is not in session, except to the extent limited by applicable Delaware law.  The charter for the Executive Committee may be found at the Company’s website at www.enterprisebank.com. All actions by the committee are reported at the next regular Board of Directors meeting.  In addition, approved Executive Committee minutes are shared with all Directors. In 2006, the committee met once.

The Committee consists of at least five non-employee directors who are “independent directors” as defined in the NASDAQ standards. For 2006, the Executive Committee consisted of Directors Benoist, Eichner, Mullins, Murphy, Saur, Van Trease and Warshaw.

Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors by reviewing all audit processes and fees, the financial information provided to the shareholders and the Company’s systems of internal financial controls.  The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm (the “independent auditors”).

The Committee shall consist of three or more directors who meet the NASDAQ independence standards.  In 2006, the Audit Committee consisted of Directors Masinton, Guest, and Van Trease, who served the full year, and Director Levey, who left the Audit Committee when he moved to the Compensation Committee and the Nominating and Governance Committee in May 2006. The Audit Committee met five times in 2006.

The Board of Directors has determined that Directors Masinton, Levey, Guest and Van Trease satisfy the requirements of a “financial expert” as defined in Item 401(h)(2) of Regulation S-K and satisfy the definition of “financially sophisticated” under NASDAQ Rule 4350(d).

In the opinion of the Company’s Board, none of the Directors on the Audit Committee has a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is or has been for the past three years an employee of the Company or the Bank, and none of their immediate family members are or have for the past three years been executive officers of the Company or the Bank.

As noted in the Audit Committee’s charter, the Company’s management is responsible for preparing the Company’s financial statements.  The Committee’s charter is attached hereto as Appendix A and is also available on the Company’s website at www.enterprisebank.com. The Company’s independent auditors are responsible for auditing the financial statements.  The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent auditors.

The Audit Committee has considered whether the provision by KPMG LLP of the services covered by the audit fees is compatible with maintaining the firm’s independence and concluded that it is compatible.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent auditors.  The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be provided by the independent auditors if presented to the full Audit Committee at the next regularly scheduled meeting.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report by reference therein.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process.  The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent auditors.  The Audit Committee discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees. The Audit Committee received written disclosures from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with AuditCommittees, and discussed with the auditors their independence.  The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Sandra A. Van Trease, Chairperson Robert E. Guest Jr. Richard S. Masinton

Principal Accounting Fees

The following table sets forth fees billed to the Company for the years ended December 31, 2006 and 2005 by the Company’s principal accounting firm KPMG LLP:

	December 31,

	2006	2005

Audit fees (1)	$278,400	$295,457
Audit related fees	—	—
All other fees	—	—

	$278,400	$295,457

(1)

Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings including consultation on various accounting matters.

The decrease in audit fees for 2006 from 2005 was primarily attributable to audit expenses incurred related to the Company’s acquisition of Millennium Brokerage Group, LLC in October of 2005 partially offset by audit fees in connection with the acquisition of NorthStar Bancshares, Inc. in July 2006.

Financial Information Systems Design and Implementation Fees

KPMG LLP did not perform any services and therefore billed no fees relating to operating or supervising the operation of the Company’s information systems or local area network or for designing or implementing the Company’s financial information management systems during 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the shareholders’ annual meeting.  The charter for the Nominating and Corporate Governance Committee may be found at the Company’s website at www.enterprisebank.com. The Committee also recommends membership on Board committees recommends corporate governance guidelines and oversees an annual Board self-evaluation.

The Committee shall consist of no fewer than three directors who meet the NASDAQ independence standards. Nominating and Governance Committee members for 2006 were Directors Cahn, Murphy and Saur as well as Director Levey, who joined the Committee as Chairman in May 2006.  The Committee met five times in 2006.

The Nominating and Corporate Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, shareholders and other persons.  Suggestions for nominees from shareholders are evaluated in the same manner as other nominees.  Any shareholder nomination must be submitted in writing to the Secretary, Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri 63105 and should include the shareholder’s name, address and number of the Company’s shares owned by the shareholder along with the nominee’s name and qualifications.  There are no nominees for election to the Company’s Board of Directors at the 2007 Annual Meeting of shareholders other than directors standing for re-election by the shareholders.

Shareholders may communicate directly to the Board of Directors by sending a letter to the Board at: Enterprise Financial Services Corp Board of Directors, 150 North Meramec, Clayton, Missouri 63105.  All communications directed to the Board of Directors will be received and processed by the Secretary of the Company and will be transmitted to the Chairman of the Nominating and Corporate Governance Committee without any editing or screening.

Code of Ethics and Business Conduct

On November 21, 2006, the Board of Directors adopted a new Code of Ethics applicable to all employees, officers and directors. The Code of Ethics may be found at the Company’s website at www.enterprisebank.com.

Compensation Committee

The Compensation Committee consists of Directors Downey (Chairman), Levey, Mullins, Murphy and Warshaw. The Compensation Committee met eight times in 2006. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NASDAQ rules.  The responsibilities of the Committee are set forth in its charter, which is available on the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continuallymonitoring compliance with the Company’s compensation philosophy.

Director Compensation

The following table sets forth compensation paid to each of the Company’s directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total Annual Compensation ($)

Paul R. Cahn	3,297	12,453	15,750
William H. Downey	12,433	7,567	20,000
Robert E. Guest, Jr.	9,690	5,810	15,500
Lewis A. Levey	11,924	7,493	19,417
Richard S. Masinton	4,224	12,192	16,416
Birch M. Mullins	4,302	12,448	16,750
James J. Murphy, Jr.	13,354	26,646	40,000
Robert E. Saur	3,297	12,453	15,750
Sandra Van Trease	4,287	15,050	19,337
Henry D. Warshaw	4,302	12,448	16,750

(1) Directors receive only cash or stock awards as compensation for Annual Retainers, Board Meetings and Committee Meetings.

Non-employee Directors receive a $6,000 annual retainer and $750 per board meeting attended.  For Committee service, the Chairpersons receive an additional retainer as follows: Audit Committee ($8,000), Compensation Committee ($6,000) and Nominating and Governance Committee ($4,000).  Non-Chairperson committee members receive $500 per committee meeting attended. Lead Director Murphy just receives an annual fee of $40,000.

Beginning in April 2006, Directors had to choose whether to receive their compensation in 100% EFSC common Stock or 50% cash/50% EFSC common stock. The shares are issued under a Stock Plan for Non-Management Directors, approved by the shareholders in 2006.  Shares issued under this plan may be subject to resale restrictions.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program

The Compensation Committee of the Board of Directors determines and administers compensation operating under the authority of its Charter.  The Committee has responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy.  You can find the Committee’s Charter online at www.enterprisebank.com.

The Board determines the membership of the Committee and it consists entirely of independent Directors. Members meet NASDAQ independence standards and are outside directors within the meaning of section 162(m) of the Internal Revenue Code of 1986. During fiscal year 2006, no Member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Committee has overall responsibility relating to compensation for the directors and officers and other employees and delegates certain of those functions to management.  In the case of named executive officers (NEOs) (five highest paid by total cash compensation), the Committee establishes and reviews all aspects of base salaries, annual incentive cash bonuses, and long-term incentives, including the establishment or approval of measurement metrics.  With respect to executives below this level, the Committee reviews management’s recommendations for the aspects named above.  In the case of the remaining employee population, the Committee reviews, approves, and monitors compensation budgets and proposed methods of generally administering merit changes to base salaries. The Committee has delegated to management the determination and administration of employee benefits while retaining oversight.

Committee Agendas, Scheduling, and Keeping of the Minutes Our Senior Vice President of Human Resources with approval from the Committee Chairman, proposes the agenda and scheduling calendar for the year. Outside counsel of the Committee takes the minutes, which the Committee reviews and approves.

Compensation Consultant Since May 2002, the Committee has engaged Klemm & Associates, an independent compensation consultant, to advise the Committee on all matters related to the CEO’s compensation and other compensation matters. The consultant does not own any securities of the Company, nor does the consultant have any other business relationship with the Company or other individual employees beyond providing consulting services. The consultant attended all of the Committee meetings in 2006.

The Chairman of the Committee decides the nature and scope of the compensation consultant’s assignments, as well as approving the budget and invoices relating to the consultant. The consultant’s work for the Committee includes:

•	Providing analysis of the NEOs’ elements of compensation compared with peer group companies.
•	Providing business and technical advice on compensation matters.
•	Discussing and making certain recommendations on specific pay programs and pay levels.

Provided that the Committee Chairman approves the scope of work in advance and monitors its progress, Company management may also engage the consultant for other compensation work. The scope of such work during 2006 consisted principally of advisory work.

Compensation Philosophy

Our compensation philosophy is based on performance. We will guide and administer compensation consistent with the following principles:

•

Compensation programs will reflect our belief that the right people are among the Company’s most important assets and that a properly directed, motivated, and effective work force can have a dramatic effect on the Company’s performance and can be a sustaining, competitive advantage.

•	We will compensate our associates in ways designed to attract and retain valuable people, and to provide base salary, incentives, and rewards that direct behavior to become a high performing company.
•	We will align compensation and incentives with increases in shareholder value and long-term value growth.
•	We will take a long-term view in making compensation decisions.
•	Compensation will be based on clearly defined goals.
•	Our compensation programs will evidence effective implementation of our strategic plan.
•	We will pay for results by emphasizing variable pay elements related to measurable business results.
•	We will provide fair and competitive compensation based on market data and the value added to the Company.
•	We will implement programs that are easy to understand and administer.

Benchmarking of Compensation The Committee uses competitive data to benchmark for the following elements of compensation for NEOs:

•	Base salary
•	Annual cash incentive bonus
•	Equity compensation elements such as stock options and restricted stock
•	Other elements that to date have been reported publicly under SEC rules

Starting in 2004, the Committee switched from using traditional, published compensation survey data from nationally recognized survey firms to a new data base that derives data directly from publicly reported information called Salary.com CompAnalyst Executive.

The database contains essentially all publicly-held U.S. companies including all publicly-held reporting banks. The Committee believes publicly-held reporting banks are the most appropriate group to benchmark ourselves against because we compete with that group for executive employees and for business.

The Committee uses the data for banks with assets of $900 million to $5.0 billion. Approximately 150 banks make up the peer group. The Committee believes that using this single criteria of assets (and not others such as by geographic region or certain named banks) adds a strong element of fairness and impartiality to comparisons. The Committee uses the data not only for compensation comparisons, but also for financial performance measurement, and in particular, determining target and award levels for the Restricted Stock Unit (RSU) program described later.

In addition to benchmarking, and in the interest of taking internal equity into account, the Committee examines the relationship of one NEO’s total compensation and sub-elements to another.

Compensation Components

Our general policy is that executive compensation should primarily consist of three components: base salary, short-term annual cash incentive bonuses, and long-term equity incentive compensation. We provide modest levels of perquisites, described later, to NEOs. NEOs may elect to participate in a deferred compensation plan that is available to other executives as well. We do not provide any executive benefits in the form of any supplemental executive retirement plans, top hat plans, or special health care plans. NEOs also participate in other employee benefit programs that are provided or available to the general employee population such as health care, disability, and life insurance. The extent of these programs is described later.

Base Salaries We use base salary to recognize and take into account requisite competencies, experience, and knowledge that we believe our NEOs must possess before considering any variable compensation based on additional skills. In setting base salaries, the Committee considers the NEO’s experience, the difficulty that might be encountered in replacing the NEO, and how limited the pool of qualified people might be, particularly considering the Company’s aggressive goals. We also believe that base salaries should provide a reasonable standard of living commensurate with the executive’s needs and business and community standing.

We set base salary range midpoints at what would be slightly above the midpoint of the general peer group data. We set midpoint salary above the median because performance goals are set at levels well beyond median performance for the peer group and we strive to recruit and retain talent we believe is in the upper quartile of the peer group.

With recommendations from the CEO and the Senior Vice President of Human Resources, the Committee reviews NEO base salaries annually based on individual and Company performance, the individual’s level of responsibility, peer group competitive data, internal equity considerations, compensation history, and terms and conditions of each NEO’s employment agreement. In 2006, base salary increases for NEOs and for other executives ranged from 0% to 7% over 2005 levels. Increases normally take effect on March 1 of each year. However, base salary increases, if any, for Messrs. Eichner and Benoist are effective on anniversary dates of their employment agreements, July 1 and November 1, respectively.

          Mr. Eichner’s Base Salary and Changes The employment agreement of our CEO, Mr. Eichner, sets his base salary at a minimum of $480,000. The Committee cannot reduce his base salary without his consent.

For potential base salary changes for Mr. Eichner, the Committee considers his performance as rated by the Executive Committee in its annual review. The review includes, but is not necessarily limited to, leadership competencies and other core values, executive retention results, and other contributions toward achievement of the Company’s strategic plan and objectives. The Committee also takes into account other considerations such as Mr. Eichner’s base salary history and its relationship to that of other NEOs, as well as the competitive position of his base salary compared to the peer group. Except in connection with the negotiation of his employment agreement, Mr. Eichner has not had any direct input to the Compensation Committee relative to increases in his base salary.

          Mr. Benoist’s Base Salary and Changes The employment agreement of our Chairman, Mr. Benoist, sets his base salary at a minimum of $350,000. The Committee cannot reduce his base salary without his consent.

Short-Term Annual Cash Incentive We intend short-term annual incentive programs to help drive an executive’s performance in a given year by focusing on 3 to 5 key goals (such as asset quality and earnings per share growth). These goals are designed to maximize the results of their efforts for the Company and are directly linked to implementing the Company’s strategic plan and objectives. Since we regard the strategic plan’s sub-goals to be confidential for competitive reasons, specific individual goals are not disclosed.

Each goal has a threshold, target and exceptional performance level and payment amount.  We consider goals attarget as “stretch” goals because they are not easily achievable and would, if achieved, place us in the upper percentiles of our peer group.

The employment agreements for Messrs. Eichner and Benoist set their total short-term annual incentive payment levels. Other NEO’s develop an annual performance grid that lists his or her goals. For each of these NEOs, Messrs. Eichner and Benoist review the goals and set the potential incentive amounts for each goal and performance level. The relative importance of each goal to all goals is determined.  The relative weighting determines potential incentive payments for each goal.

For each goal for other executives, Messrs. Eichner and Benoist set a threshold level of achievement, usually at 70% of target. For performance below threshold level for any goal, there is no payment. For payment for performance between threshold and target, we use straight-line interpolation to establish the payment amount. Other than for Messrs. Eichner and Benoist, we extend straight-line interpolation from threshold through target to determine payment for performance above target. Pursuant to their employment agreements, payments for performance above target for Mr. Eichner or Mr. Benoist are increased beyond what would result from straight-line interpolation.

In January of each year, our CEO and the Senior Vice President of Human Resources, present proposed NEO grids to the Committee for review and approval. After the performance year is completed, the Committee, through use of its outside consultant, verifies the internal computation for short-term annual cash incentives for NEOs.

Long-Term Incentive Our objectives for long-term incentive compensation include:

•	Aligning incentives with increases in shareholder value (goal congruence)
•	Using long-term incentives to attract and retain exceptional talent
•	Encouraging the long-term view in management decision making
•	Using long-term incentives as a tool to define, encourage, and promote high performance by key personnel

          Conversion from Stock Options to Restricted Stock Units (RSUs) In 2004, the Committee reviewed the Company’s stock option program and decided to adopt an RSU plan while reserving the ability to grant stock options in certain limited circumstances. The decision was driven by several considerations:

•	Companies were beginning to move away from stock option grants because of new requirements to expense them.
•	The Committee wanted to address potential long-term dilution of shareholders.
•	The change would provide an opportunity to develop a plan linking long-term incentive pay to performance compared with a peer group.

Working with management and the Committee’s consultant, the Committee developed employee groupings and potential award levels for each group taking into account internal pay equity.  In order to both mitigate annual expenses for equity compensation and build an employee retention factor, our management proposed a three-year performance period followed by a five-year vesting period. We modeled the proposed program with financial projections over a number of years and in accordance with the projections for the strategic plan to provide assurance that the plan would achieve intended results.

The Committee took steps to see that employees were motivated from inception of the plan. That took the form of phasing in the ultimate three-year performance period with a one-year, then a two-year, period, thus ensuring that grants and potential awards would occur every year.

Consistent with our goal of being a high performing Company as measured against the previously described peer group, the performance standard initially adopted was to target long-term performance at the 75th percentile of the peer group using growth in earnings per share.

The Committee decided that the threshold for long-term incentive performance would be the 60th percentile of the peer group, and that awards would be capped at the 90th percentile and above. The award at the threshold level is 80% of that at target. The award at the 90th percentile or above set it at 120% of target.

          Grants And Awards Under RSU Plan Each year management makes a recommendation to the Committee for RSU grants in the form of an updated list of associates and proposed grant levels in groupings. Once the Committee reviews and approves the listing and pool level, we grant participating associates dollar denominated RSUs, which entitle them to a potential award of restricted stock if the performance standard is met.

We base the award on the quoted market price per share of common stock at the time of the award. We convert the award dollar amounts into shares of restricted stock by dividing the dollar amounts by the Company’s average stock price for the immediately preceding 10 days before the award.  Awards of restricted stock vest at the rate of 20% per year.

The Compensation Committee made an initial grant that covered 2004 for which the award occurred in 2005. The Committee made two grants in 2005. The first grant was tied to performance for 2004 and 2005 with a potential award in 2006. The second grant in 2005 relates to performance for 2004, 2005, and 2006 with a potential award in 2007. The Committee made two grants in 2006. The first grant relates to performance for 2005, 2006, and 2007 with a potential award in 2008. The second grant relates to performance for 2006, 2007, and 2008 with a potential award in 2009.

Grants for NEOs are reflected in the Summary Compensation Table on page 15 and the Grants of Plan-Based Awards table on page 16.

          RSU Plan Rationale We designed the plan of annual equity grants and potential awards so that it would provide our managers continued, long-term motivation. We believe RSU’s are performance-based because:

•	The value of the shares is intrinsically tied to Company performance based on comparison to continuously updated peer group performance.
•	The design clearly aligns interests of Company managers with the economic interests of shareholders.
•	They provide no value until the performance period is over and performance has been achieved and the shares are potentially awarded.
•	It facilitates retention of talented executives as they vest equally over five years.
•	It promotes stock ownership by management.

While under no obligation to do so, the Committee expects to continue the RSU plan. The Committee reviews the plan annually for its continued suitability and effectiveness as well as the appropriateness of the performance standard.

When we made the conversion to RSUs, we intended to reduce the use of stock options, while reserving the right to grant options in certain limited circumstances.

NEO Perquisites We provide perquisites and other personal benefits to NEOs that we believe are reasonable and consistent with our overall compensation program.  See the Summary Compensation Table on page 15 for more information on these items.

Retirement Plans We expect executives to plan for and fund their own retirement through a 401(k) and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and bonus into any of several investment alternatives. There are no company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or executive retirement plans or provide for post-retirement benefits.

Stock Ownership Guidelines

We do not currently have any stock ownership guidelines for NEOs or other executives and associates.

Wealth Accumulation Considerations

We are aware of the considerations surrounding executive wealth accumulation as it relates to executive compensation, and equity-based compensation in particular. However, to date we have not considered that in determining executive compensation.

Change of Control Benefits

We have entered into agreements with certain key executives, including the NEOs, granting them certain payments upon a change of control of the Company. These arrangements are intended to promote stability and continuity of senior management.  Information on applicable payments under such agreements for NEOs in contained under the heading “Severance and Change in Control Benefits” on page 19.

Section 162(m) of the Internal Revenue Code – Compensation Deductibility Limits

Other than for qualified performance-based compensation, Section 162(m) generally denies a deduction for federal revenue tax wages by any publicly held corporation for compensation paid in a taxable year to the Company’s chief executive officer and four other highest compensated officers to the extent that the officer’s compensation exceeds $1 million. In 2006, our shareholders approved an incentive plan that provides for performance-based compensation in compliance with Section 162(m). The plan is intended to permit the deductibility of compensation in excess of $1 million per year, if any, when paid in accordance with the plan.  There may be circumstances in which the Committee may approve compensation that is not deductible to ensure competitive levels of compensation for its executive officers.  To date, Section 162(m) has not limited the deductibility of any compensation paid by the Company.

Effects of New Disclosure Rules on Our Compensation Decisions

We have not and do not anticipate doing anything differently because of the new compensation disclosure rules.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this ProxyStatement.

Respectfully submitted by the Compensation Committee,

William H. Downey, Chairman	Lewis A. Levey	Birch M. Mullins
James J. Murphy, Jr.	Henry D. Warshaw

NAMED EXECUTIVE OFFICERS

The Company’s NEO’s for 2006 were as follows:

Name	Principal Occupation and Five Year Business Experience	Age

Kevin C. Eichner	President and Chief Executive Officer of the Company since July 2002; Vice Chairman of the Company since 1995; Chairman, Enterprise Trust division since 2004; Chief Executive Officer, GenAmerica Financial Corporation (financial services) 2000-2002.	56

Peter F. Benoist	Chairman of the Company since November 2005; Executive Vice President of the Company and Chairman and Chief Executive Officer of the Bank since 2002; Executive Director, St. Louis Regional Housing and Community Development Alliance 1999-2002.	59

Stephen P. Marsh	President and Chief Credit Officer of the Bank since February 2006; Chief Credit Officer of Company and President, St. Louis Region of the Bank 2004-2006; President and Senior Lender, St. Louis Region of the Bank 2003-2004; President and Senior Loan Officer of Southwest Bank of St. Louis 1994-2003.	51

Frank H. Sanfilippo	Executive Vice President and Chief Financial Officer of the Companysince 2001.	44

James C. Wagner	Executive Vice President of the Company since 2001, until his voluntaryresignation on January 29, 2007; Chief Financial Officer of the Company 1997–2001.	41

Summary Compensation Table

The following table shows the compensation paid to the Company’s NEO’s for years ended December 31, 2006, 2005 and 2004.

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total Annual Compensation ($)

Kevin C. Eichner	2006	480,000	428,160	83,651	263,037	32,759	1,287,607
President and Chief Executive	2005	390,000	249,375	73,136	485,844	35,079	1,233,434
Officer	2004	300,000	—	—	387,000	33,204	720,204
Frank H. Sanfilippo	2006	182,493	78,050	—	102,650	18,405	381,598
Executive Vice President and	2005	167,743	93,750	—	130,867	16,970	409,330
Chief Financial Officer	2004	155,417	—	—	82,000	9,065	246,482
Peter F. Benoist	2006	366,667	280,980	53,669	233,033	14,950	949,299
Chairman and Executive Vice	2005	250,000	180,000	—	431,081	16,500	877,581
President	2004	250,000	—	—	297,000	14,710	561,710
Stephen P. Marsh	2006	221,800	114,845	—	101,227	21,681	459,533
President and Chief Credit Officer of	2005	204,173	121,875	—	153,333	22,175	501,556
Enterprise Bank & Trust	2004	202,100	—	—	112,000	20,013	334,113
James C. Wagner (5)	2006	178,236	78,050	—	97,404	18,011	371,701
Executive Vice President	2005	168,378	93,750	—	110,000	15,620	387,748
	2004	162,242	—	—	107,200	13,284	282,726

(1) The amounts shown in this column represent the dollar value of the award of restricted stock units based on the average of the Company’s common stock price for the ten days preceding the award date. All awards of restricted stock units were made under the 2002 Stock Incentive Plan and are subject to five year vesting. The restricted stock units are settled in stock. Dividends are not paid on unvested shares. These awards are discussed in further detail under the heading “Long-Term Incentive.”

(2) The amounts shown in this column represent the grant date fair value of the Company’s common stock computed in accordance with Financial Accounting Standards Board No. 123 (R), Share-Based Payment . For more information, please refer to Note 17 - Compensation Plans included in the Company’s 2006 Consolidated Financial Statements included in Form 10-K.

(3) The amounts shown in this column constitute the Short-Term Annual Cash Incentive made to each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Short-Term Annual Cash Incentive.”

(4) All other compensation includes company contributions to the 401(k) savings plan, company paid life and disability insurance and personal benefits. During 2006, the Company 401(k) match was $8,800 for each named executive officer. Company paid life and disability insurance for Mr. Eichner was $9,699 in 2006. The Company provides an auto allowance in lieu of mileage reimbursement for business use of personal autos. These payments for the named executive officers in 2006 were: Messrs. Eichner and Marsh, $6,000 and Mr. Wagner $4,200. The Company also pays for certain club dues. During 2006, the amounts of these payments were: Mr. Eichner $8,110, Mr. Sanfilippo $9,455, Mr. Marsh $6,731 and Mr. Wagner $3,904.

(5) Mr. Wagner voluntarily resigned from the Company on January 29, 2007.

Grants of Plan-Based Awards

The following table sets forth the individual Plan-Based awards for each of the NEOs during 2006. The exercise or base price of any equity-based award was equal to the fair market value of the shares on the date of grant, as determined by the Board of Directors.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1) (2)	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	(#)	($/Sh)

Kevin C. Eichner	5/26/2006	172,800	240,000	322,656	16,758	—	—
	11/14/2006	—	—	—	—	3,637	32.99
Frank H. Sanfilippo	5/26/2006	52,000	75,000	98,000	3,055	—	—
Peter F. Benoist	1/5/2006	—	—	—	—	3,850	22.73
	5/26/2006	144,000	200,000	268,880	10,997	—	—
Stephen P. Marsh	5/26/2006	50,000	100,000	150,000	4,495	—	—
James C. Wagner	5/26/2006	54,000	80,000	106,000	3,055	—	—

(1) Restricted share units granted on May 26, 2006. Vesting will occur ratably over 5 years beginning on 12/15/06. Dividends are not paid on unvested restricted share units.

(2) Mr. Wagner voluntarily resigned from the Company on January 29, 2007, therefore, he will not earn the unvested portion of these awards.

(3) For more information, please refer to Note 17 - Compensation Plans included in the Company’s 2006 Consolidated Financial Statements on Form 10-K.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding, unvested equity awards as of December 31, 2006 for each NEO.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Kevin C. Eichner	5,000	—	15.00	9/1/2010
	5,000	—	11.75	7/1/2011
	82,905	—	9.30	7/1/2012
	58,209	—	13.40	5/13/2013
	1,821	3,641	21.97	11/14/2015
	—	3,637	32.99	11/15/2016

Total	152,935	7,278	12.01		21,387	696,788

Frank H. Sanfilippo	15,000	—	11.75	7/1/2011
	5,100	—	10.25	9/24/2012
	11,194	—	13.40	5/13/2013

Total	31,294	—	10.43		5,444	177,366

Peter F. Benoist	50,000	—	10.25	10/1/2012
	37,313	—	13.40	5/13/2013
	1,283	2,567	22.73	1/5/2016

Total	88,596	2,567	12.07		14,558	474,300

Stephen P. Marsh	8,333	—	13.05	8/25/2013

Total	8,333	—	13.05		7,496	244,220

James C. Wagner	7,000	—	15.00	9/1/2010
	8,000	—	11.75	7/1/2011
	8,021	—	10.25	9/24/2012
	11,194	—	13.40	5/13/2013

Total	34,215	—	12.60		5,444	177,366

Option Exercises and Stock Vested

The following table sets forth information concerning any option exercises or vested stock awards for each NEO during 2006.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting ($)

Kevin C. Eichner	—	—	6,011	184,598
Frank H. Sanfilippo	—	—	1,611	49,474
Peter F. Benoist	—	—	4,119	126,494
Stephen P. Marsh	8,334	147,095	2,199	67,531
James C. Wagner (2)	5,000	135,300	1,611	49,474

(1) Includes shares acquired that were subsequently withheld to pay for taxes.
(2) Mr. Wagner voluntarily resigned on January 29, 2007.

Nonqualified Deferred Compensation Plans

The following table sets forth information on Nonqualified Deferred Compensation Plans for each NEO during 2006.

Name	Executive Contributions in Last Fiscal Year	Aggegate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End

Kevin C. Eichner	$—	$41,913	$397,842
Frank H. Sanfilippo	18,249	14,462	189,104
Peter F. Benoist	93,167	23,383	234,668
Stephen P. Marsh	138,093	15,584	229,741
James C. Wagner	—	8,032	53,278

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Mr. Eichner

Effective July 1, 2005 the Company entered into an Executive Employment Agreement with Mr. Eichner. The agreement replaced Mr. Eichner’s previous agreement. The following is intended to be a general summary of certain provisions of Mr. Eichner’s Agreement. Other elements of his agreement are referred to in earlier sections above.

The agreement specifies that Mr. Eichner will serve as the President and Chief Executive Officer of the Company through December 31, 2007. The term may be extended by mutual written agreement of Mr. Eichner and the Company. Mr. Eichner’s duties and responsibilities are in the Agreement. We believe them to be consistent with the duties and responsibilities of someone in that position for a financial services company.

Termination and Severance Benefits – Mr. Eichner

The Agreement provides Mr. Eichner with severance benefits in the event of his termination under certain circumstances. The Agreement also has confidentiality and non-compete provisions for his period of employment and for a period of 12 months after termination of his employment.

The method of termination determines the amount of compensation, if any, due to Mr. Eichner. Generally, he is entitled to payment of salary and bonus through his date of termination. If the Company terminates him “other than for cause”, he will be paid as severance compensation his base salary through the shorter of the remaining period of the Agreement or the one-year period beginning on the termination date plus any accrued and unpaid bonus. In addition, all his stock options granted become fully vested and exercisable. All restricted common stock granted will fully vest and become transferable. If he is terminated in connection with a “change of control,” he is entitled to an amount equal to 24 months of his base salary and targeted bonus, as defined, plus accrued and unpaid bonus. In the event of Mr. Eichner’s death, the Company is obligated to pay his beneficiary or estate his annual salary and bonus through the last day of the month during which his death occurs.

As an employee of the Company, Mr. Eichner does not receive any form of compensation in his role as Vice Chairman of the Company.

Executive Employment Agreement with Mr. Benoist

Effective November 1, 2005, the Company entered into an Executive Employment Agreement with Mr. Benoist. The agreement replaced his previous agreement. The following is intended to be a general summary of certain provisions of the Agreement. Other elements of his agreement are referred to in earlier sections above.

The agreement specifies that Mr. Benoist will serve as Chairman of the Board and Executive Vice President of the Company, as well as, Chairman and Chief Executive Officer of the Bank until December 31, 2008. The term maybe extended by mutual written agreement of Mr. Benoist and the Company. Mr. Benoist’s duties and responsibilities are in the Agreement. We believe them to be consistent with the duties and responsibilities of someone in that position for a financial services company.

As an employee of the Company, Mr. Benoist does not receive any form of compensation in his role as Chairman of the Company.

Termination and Severance Benefits – Mr. Benoist

Mr. Benoist’s agreement is the same with respect to termination and severance as Mr. Eichner’s described above.

Other Employment Agreements with NEOs

Each of the other NEOs has Executive Employment Agreements. The Agreements do not have specific termination dates other than death or disability of the officer. In the event of a termination for defined cause, the NEO will onlybe entitled to payment of base salary through the date of termination. Following is a summary of key attributes of Employment Agreements for Messrs. Marsh and Sanfilippo.

Termination and Severance Benefits – Mr. Marsh

If Mr. Marsh voluntarily resigns with at least 90 days notice, the Company within 30 days after termination will pay all accrued salary and bonus compensation, to the extent earned, and other benefits. At the time Mr. Marsh notifies the Company of a voluntary resignation, he must also notify the Company of the identity of his new employer. After notice, the Company has ten days to elect to pay Mr. Marsh his then effective base salary for one year during which time Mr. Marsh is subject to non-compete and non-solicitation provisions.

Within 30 days after a Change of Control, Mr. Marsh may elect a voluntary termination as described above. He may elect severance payment of an amount equal to his base salary and his targeted bonus in return for a one-year non-compete and non-solicitation provision. If Mr. Marsh elects not to receive the severance, he will not be subject to the non-compete provisions. If he does not elect a voluntary termination within 30 days and is terminated after a Change of Control, Mr. Marsh will be paid for one year an amount equal to his base salary and his targeted bonus in return for a one-year non-compete and non-solicitation provision.

Termination and Severance Benefits – Mr. Sanfilippo

If Mr. Sanfilippo is terminated without Cause, or is not offered employment after a Change of Control, he will be entitled to compensation for 24 months in an annual amount equal to 100% of his base salary as of the end of the most recent quarter plus the average of his bonus compensation for the two most recent years. The two-year payment period is designed to coincide with the non-compete covenants in his agreement, which provides that he will not, for the period of employment and two years afterward, solicit customers of the Company to becomecustomers of another entity or induce, or seek to induce, employees to leave the employ of the Company.

Termination and Severance Benefits – Mr. Wagner

Mr. Wagner voluntarily resigned from the Company effective January 29, 2007.  Under the terms of his October 16, 2002 employment agreement, Mr. Wagner is entitled to receive salary continuation payments for 24 months totaling $516,532, subject to his complying with certain non-solicitation and non-competition provisions contained in his employment agreement.

Severance and Change in Control Benefits

Upon certain types of terminations of employment, severance benefits will be paid to NEOs, other than Mr. Wagner, as follows:

Estimate Current Value of Change-In-Control Benefits

Name	Voluntarily Quit	Disability/ Death/For Cause	Involuntary w/o Cause	Change of Control Termination	Unvested RSU's	Sick Days Payout	Total

Kevin C. Eichner	none	none	$1,440,000	$1,440,000	$492,174	$14,134	$1,946,308
Frank H. Sanfilippo	none	none	none	$514,986	$118,694	$18,500	$652,180
Peter F. Benoist	none	none	$1,133,374	$1,133,374	$332,789	$19,384	$1,485,547
Stephen P. Marsh	$321,800	none	none	$321,800	$165,003	$7,779	$494,582

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The function and members of the Company’s Compensation Committee are set forth above. All Committee members are independent and none of the Committee members have served as an officer or employee of the Company or a subsidiary of the Company.  No named executive officer of the Company serves on any board of directors or compensation committee of any entity that compensates any member of the Compensation Committee.

Some of the directors (including members of the Compensation Committee) and officers of the Company and of its subsidiary bank (the “Bank”), and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments.  All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM - (Proposal No. 2)

The Company engaged KPMG LLP to audit the Company’s financial statements for the fiscal years ended December 31, 2006, 2005 and 2004.  Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Audit Committee has selected KPMG LLP to be the independent registered public accounting firm for calendar year 2007 and recommends that the shareholders ratify the appointment of the accounting firm.  Although shareholder approval is not required by law, the appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors.  If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee will review the selection of the independent registered public accounting firm.  Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
(Proposal No. 3)

Description of the Proposed Amendment

The Board of Directors (the “Board”) unanimously approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Certificate of Incorporation to increase the number of shares of Common Stock, par value $0.01, the Company is authorized to issue from 20,000,000 shares to 30,000,000 shares. As of February 21, 2007, of the 20,000,000 shares of Common Stock the Company is currently authorized to issue, 11,769,854 shares of Common Stock were outstanding and 889,965 shares of Common Stock were reserved for issuance under the Company’s stock-based compensation plans.  You are being asked to consider and act upon a proposal to approve the proposed amendment to the Company’s Certificate of Incorporation which is attached as Appendix B to this proxy statement.

Purpose of the Proposed Amendment

The purpose of the proposed amendment is to allow the Company to have a sufficient number of shares of authorized and unissued Common Stock, which can be issued in connection with such corporate purposes as may, from time to time, be considered advisable by the Board.  Having such shares available for issuance in the future will provide the Company with flexibility and will allow such shares to be issued as determined by the Board without the expense and delay of holding a special shareholder’s meeting to approve the authorization of additional shares of Common Stock.  Such corporate purposes could include, without limitation:

•	the issuance of shares in connection with stock splits or stock dividends;
•	the issuance of shares upon the exercise of options granted under the Company’s various stock option plans or in connection with other employee benefit plans;
•	the issuance of shares in connection with capital raising transactions; and
•	the issuance of shares in connection with acquisitions.

The increase in authorized Common Stock will not have an immediate effect on the rights of existing shareholders. However, the Board will have the authority to issue the authorized Common Stock without requiring future shareholder approval of such issuances, except as may be required by applicable laws and regulations.  To the extent that the additional authorized shares of Common Stock are issued in the future, they will decrease the existing shareholders’ percentage equity ownership of the Company and, depending upon the price at which they are issued as compared to the price paid by existing shareholders for their shares, could be dilutive to the Company’s existing shareholders.  The holders of Common Stock have no preemptive rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely.  Any such issuance of additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares of Common Stock could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.  The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in authorized shares of Common Stock be used as a type of anti-takeover device.

Vote Required

The affirmative vote of a majority of the Company’s outstanding shares of Common Stock is required for approval of this proposal. Unless marked to the contrary, proxies received will be voted “FOR” the amendment to the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF NAMED EXECUTIVE OFFICERS

The following table shows, as of December 31, 2006, certain information about ownership of Common Stock by:

(i) those persons or entities known by management to beneficially own more than 5% of our common stock (ii) each director, the NEOs, and (iii) all directors and executive officers as a group. As of December 31, 2006, there were 11,539,539 shares of common stock outstanding.

Beneficial Owner	Number of Shares	Percentage of Ownership (1) (2)

Kevin C. Eichner (3) (4) (5)	706,720	6.0%
Paul R. Cahn (6)	286,214	2.4%
Peter F. Benoist (3) (7)	200,410	1.7%
Robert E. Guest, Jr. (8)	187,280	1.6%
Robert E. Saur (9)	133,020	1.1%
James Murphy (2)	132,777	1.1%
James C. Wagner (3) (4) (10)	94,417	*
Henry D. Warshaw (3) (11)	78,422	*
Lewis Levey (2)	71,542	*
Birch M. Mullins (2)	58,788	*
Frank H. Sanfilippo (2) (3)	48,091	*
Richard S. Masinton (2)	40,264	*
Stephen P. Marsh (2) (3)	36,199	*
William H. Downey (2)	13,530	*
Sandra VanTrease (2)	9,576	*
All Directors and Executive Officers as a Group (15)	2,097,250	17.8%

* Less than 1%

(1)

Pursuant to the rules of the Securities and Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants are deemed to be outstanding for the purpose of computing beneficial ownership and the percentages of ownership of that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  All directors and executive officers as a group hold options to purchase an aggregate of 341,890 shares of Common Stock.

(2)	Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.

(3)

Includes options outstanding and exercisable as of December 31, 2006, or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Eichner, 152,935 shares; Mr. Benoist, 88,596 shares; Mr. Wagner, 34,694 shares; Mr. Warshaw, 26,038 shares; Mr. Sanfilippo, 31,294 shares, Mr. Marsh 8,333 shares; all directors and named executive officers as a group, 341,890 shares.

(4)

Represents shares held by EBSP III, LLC which total 54,606 shares.  Mr. Eichner and Mr. Wagner each own 1/6th interest in the LLC.  Ownership for Messrs. Wagner includes his respective 1/6th interest or 9,101 shares. Ownership for Mr. Eichner includes 54,606 shares.

(5)

Includes 349,650 shares held by Meramec Enterprise Holdings, LLC as to which Mr. Eichner has sole voting and investment power. Includes 45,513 shares held in the name of Mr. Eichner in which he has sole voting and investment power and 104,016 shares held in Mr. Eichner’s trust in which he has sole voting and investment power.

(6)

Includes 15,000 shares held in trust for the benefit of Mr. Cahn’s spouse, as to which Mr. Cahn has shared voting and investment power; 1,000 shares held by the spouse of Mr. Cahn as to which Mr. Cahn has shared voting and investment power; and 269,629 shares held of record by Cahn Family Partnership, L.P., as to which Mr. Cahn has shared voting and investment power. Includes 585 shares in which Mr. Cahn has sole voting and investment power.

(7)

Includes 106,400 shares held jointly by Mr. Benoist and his spouse as to which Mr. Benoist has shared voting and investment power and 5,414 shares held in the name of Mr. Benoist in which he has sole voting and investment power.

(8)

Includes 36,000 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 3,472 shares held in the name of Mr. Guest as to which Mr. Guest has sole voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power; 35,811 shares held in a trust for the benefit of Mr. Guest’s children as to which Mr. Guest is a co-trustee and has shared voting and investment power; includes 103,777 shares held by the spouse of Mr. Guest as to which Mr. Guest has shared voting and investment power. Excludes 207,553 shares held in a trust as to which Mr. Guest is an administrative co-trustee.

(9)

Includes 645 shares held in the name of Mr. Saur in which Mr. Saur has sole voting and investment power; 116,940 shares held in a trust for the benefit of Mr. Saur in which Mr. Saur has sole voting and investment power; and 15,435 shares held in a family partnership as to which Mr. Saur has shared voting and investment power.

(10)

Includes 18,000 shares held jointly by Mr. Wagner and his spouse as to which he has shared voting and investment power; 15,470 shares held in a trust for the benefit of Mr. Wagner’s children, nieces and nephews, as to which Mr. Wagner is a co-trustee and has shared voting and investment power; 15,000 shares held in a trust for the benefit of Mr. Wagner in which Mr. Wagner has sole voting and investment power; 2,152 shares held in the name of Mr. Wagner in which Mr. Wagner has sole voting and investment power.

(11)

Includes 25,740 shares held in an Individual Retirement Account for the benefit of Mr. Warshaw, in which Mr. Warshaw has sole voting and investment power; and 25,980 shares held in an Individual Retirement Account for the benefit of the spouse of Mr. Warshaw, as to which Mr. Warshaw has shared voting and investment power; and 664 shares in the name of Mr. Warshaw in which Mr. Warshaw has sole voting and investment power.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and all persons who beneficially own more than 10 percent of our Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of our Securities.  We have adopted procedures to assist ourdirectors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year ended December 31, 2006, or written representations from certain reporting persons, we believe that all reporting persons except Mr. Masinton made all filings required by Section 16(a) in a timely manner.  Mr. Masinton failed to file a Form 4 reporting purchases of Company shares.  Mr. Masinton has since filed the required Form 4.

PROPOSALS OF SHAREHOLDERS

Shareholders are entitled to present proposals for action at a forthcoming Shareholders’ meeting if they comply with the requirements of the SEC proxy rules.  Any proposals intended to be presented at the 2008 Annual Meeting of Shareholders of the Company must be received at the Company’s principal office at 150 N. Meramec, Clayton, Missouri 63105 on or before November 15, 2007 in order to be considered for inclusion in the Company’s proxystatement and form of proxy relating to such meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein.  If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

ADDITIONAL INFORMATION

The Company’s Internet website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the Securities and Exchange Commission (“SEC”), including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC.

By Order of the Board of Directors,

Karen K. Sher, Secretary

APPENDIX A

ENTERPRISE FINANCIAL SERVICES CORP
AUDIT COMMITTEE CHARTER

COMMITTEE’S PURPOSE

          The Audit Committee (Committee) is appointed by the Board of Directors (Board) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) performance of the Company’s internal and independent auditors, and (5) the business practices and ethical standards of the Company. The Committee is also directly responsible for (a) the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, and (b) the preparation of the report that the Securities and Exchange Commission (Commission) requires to be included in the Company’s annual proxy statement. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are presented fairly in all material respects in accordance with generally accepted accounting principles. These are the responsibility of management and the independent auditor.

COMMITTEE MEMBERSHIP

          Independence. The Committee shall consist of three or more members of the Board of Directors, each of whom shall be independent. Independence shall be determined as to each member by the full Board. To be considered independent, each Committee member must meet the independence requirements of the NASDAQ Stock Market, Inc. (NASDAQ) listing standards as approved by the Commission, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission.  Determination of independence shall be made by the Board in the exercise of its business judgment.  Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

          Financial Literacy. All members of the Committee shall be financially literate, as defined by the Commission, or must become financially literate within a reasonable period of time after their appointment to the Committee, and at least one member of the Committee shall be an audit committee financial expert, as determined in the judgment of the Board with reference to applicable law and NASDAQ rules.

COMMITTEE COMPOSITION

          The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified.

          Chairman. Nominated by Nominating and Governance Committee.  Elected by full Board.

MEETINGS

          The Committee shall meet at least four times annually or more frequently as circumstances dictate. Meetings may be in person or by telephone as needed to conduct the business of the Committee. The Committee may take action by the unanimous written consent of the members in the absence of a meeting. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

AUTHORITY AND RESPONSIBILITY OF THE COMMITTEE

          The Audit Committee shall have the authority (1) to exercise all powers with respect to the appointment, compensation, retention and oversight of the work of the independent auditor for the Company and its subsidiaries, (2) to retain special legal, accounting or other consultants to advise the Committee and to pay the fees of such advisors and (3) to determine the amount of funds it needs to operate and direct the CFO to make such funds available. As part of its oversight role, the Committee may investigate any matter brought to its attention, with the full power to retain outside counsel or other experts for this purpose. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee. Without limiting the generality of the foregoing, the Audit Committee shall:

Financial Statement and Disclosure Matters

1.

Review and discuss prior to public dissemination the annual audited and quarterly unaudited financial statements with management and the independent auditor, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could  materially affect the Company’s financial statements. In addition, the review shall include the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Based on the annual review, the Audit Committee shall recommend inclusion of the financial statements in the Annual Report on Form 10-K to the Board.

2.

Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

3.	Review and discuss reports from the independent auditors on:

	A.	All critical accounting policies and practices to be used.
B.

All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

	C.	Other material written communications between the independent auditor and management, such as any management letter.

4.

Discuss with management the Company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally consisting of discussing the types of information to be disclosed and the types of presentations to be made.

5.	Discuss with management and the independent auditor the effect on the Company’s financial statements of significant regulatory and accounting initiatives as well as off-balance sheet structures.

6.

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.

Review with the independent auditor any audit problems or difficulties and management’s response, including, but not limited to (1) any restrictions on the scope of the auditor’s activities, (2) any restriction on the access of the independent auditor to requested materials, (3) any significant disagreements with management and (4) any audit differences that were noted or proposed by the auditor but for which the Company’s financial statements were not adjusted (as immaterial or otherwise). The Committee will resolve any disagreements between the auditors and management regarding financial reporting.

8.

Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form l0-Q about any significant deficiencies in the design or operation of disclosure controls and procedures and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

9.	Discuss at least annually with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61-Communication with Audit Committees.

10.	Prepare the Audit Committee report that the Commission requires to be included in the Company’s annual proxy statement and review the matters described in such report.

11.

Obtain quarterly assurances from the senior internal auditing executive and management that the system of internal controls is adequate and effective. Obtain annually a report from the independent auditor, with attestation, regarding management’s assessment of the effectiveness of the internal control structure and procedures for financial reporting.

Responsibility For The Company’s Relationship With The Independent Auditor

12.

Be solely responsible for the appointment, compensation, retention and oversight of the work of the independent auditors employed by the Company. The independent auditor shall report directly to the Audit Committee. If the appointment of the independent auditors is submitted for any ratification by stockholders, the Audit Committee shall be responsible for making the recommendation of the independent auditors.

13.

Review, at least annually, the qualifications, performance and independence of the independent auditor. In conducting such review, the Committee shall obtain and review a report by the independent auditor describing (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any formal investigation by governmental or professional authorities regarding services provided by the firm which could affect the financial statements of the Company, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditor and the Company that could be considered to bear on the auditor’s independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor and shall ensure the rotation of partners in accordance with Commission rules and the securities laws. In addition, the Committee shall consider the advisability of regularly rotating the audit firm in order to maintain the independence between the independent auditor and the Company.

14.

Approve in advance any audit or permissible non-audit engagement or relationship between the Company and the independent auditors. The Committee shall establish guidelines for the retention of the independent auditor for any permissible non-audit services. The Committee hereby delegates to the Chairman of the Committee the authority to approve in advance all audit or non-audit services to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting.

15.

Meet with the independent auditor prior to the audit to review the planning and staffing of the audit including the responsibilities and staffing of the Company’s internal audit department personnel who will assist in the audit.

16.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight Of The Company’s Internal Audit and Loan Review Functions

17.	Review the appointment and replacement of the senior internal auditing manager, senior loan review manager and any external internal audit firm.

18.

Review the activities and organizational structure of the internal auditing and loan review departments and the significant reports to management prepared by the applicable department and management’s responses.

19.

Discuss with the independent auditor and management the internal audit and loan review departments’ responsibilities, budget and staffing and any recommended changes in the planned scope of either department.

Compliance Oversight Responsibility

20.	Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934, as amended, has not been implicated.

21.

Obtain reports from management and the Company’s senior internal auditing executive that the Company is in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review disclosures required to be made under the securities laws of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

22.

Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters. Also, the Committee shall maintain a system for the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting, internal controls or auditing matters.

23.

Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

24.

Review at least annually legal matters with the Company’s counsel that may have a material impact on the financial statements, the Company’s compliance policies, including but not limited to the Foreign Corrupt Practices Act, and any material reports or inquiries received from regulators or governmental agencies.

Other

25.

Report regularly to the Board with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

26.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

27.	Perform an annual performance self-evaluation.

APPENDIX B

Form of Certificate of Amendment

ENTERPRISE FINANCIAL SERVICES CORP

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

          ENTERPRISE FINANCIAL SERVICES CORP, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that the following amendment to the Certificate of Incorporation of said Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

Article FOUR of the Certificate of Incorporation of the Corporation is amended to read as follows:

“The aggregate number of shares which the corporation shall have authority to issue shall be thirty million (30,000,000) shares of common stock, par value $.01 each.

The distinguishing preferences, qualifications, imitations, restrictions and special or relative rights in respect to the common stock as follows:

In all elections of Directors of the Corporation, each common shareholder shall have the right to cast as many votes as shall equal (x) the number of shares held by him or her, and multiplied by (y) the number of Directors to be elected, and he or she may cast all such votes for a single Director or may distribute them among the number of Directors to be elected, or any two (2) or more of them, as such shareholder may deem fit.”

          IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its duly authorized officer, this ____ day of April, 2007.

ENTERPRISE FINANCIAL SERVICES CORP

By:

Kevin C. Eichner
Chief Executive Officer